Rule 10f-3 Transaction Exhibit
Nuveen Select Tax-Free Income Portfolio 2
FILE #811-6622
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
<s>5/21/08
Massachusetts Health and Educational Facilities Authority Revenue Bonds
$371,235,000
$486,400.00
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Merrill Lynch & Co.
   Merrill Lynch, Pierce, Fenner & Smith Incorporated